EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors

New Century Financial Corporation

We consent to incorporation by reference in the registration statement on Form S-8 of New Century Financial Corporation of our report dated January 23, 2003, with respect to the consolidated balance sheets of New Century Financial Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of New Century Financial Corporation.

/s/    KPMG LLP

Los Angeles, California

May 29, 2003